SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MONARCH COMMUNITY BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock

	(2)	Aggregate number of securities to which transaction applies:
78,701

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $13.50, which is the per share price to be paid in the transaction subject to this Schedule 14A filing

	(4)	Proposed maximum aggregate value of transaction: $1,062,464

	(5)	Total fee paid: $32.62

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: _________________________________________________

	(2)	Form, Schedule or Registration Statement: ___________________________________

	(3)	Filing Party: ___________________________________________________________

	(4)	Date Filed: ____________________________________________________________

 PRELIMINARY COPIES

MONARCH COMMUNITY BANCORP, INC.
375 North Willowbrook Road
Coldwater, Michigan  49036

                                                , 2007

Dear Stockholder:

                You are cordially invited to attend a special meeting of stockholders, which will be held at ________, on _____________________ , 2007 at Monarch Community Bank’s Main Office at 375 North Willowbrook Road, Coldwater, Michigan 49036. I hope that you will be able to attend the meeting, and I look forward to seeing you.

                At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the Monarch common stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $126,000 or 1.3% of our non-interest expense for our 2006 reporting year and 2007 annual meeting (the “2007 reporting cycle”). We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

                Referred to as “going private,” the proposed transaction will reduce the number of stockholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of stockholders is accomplished by a merger of a newly-formed Maryland corporation (“Monarch Merger Corp.”), with and into Monarch on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

                Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date of the special meeting of stockholders by a holder of fewer than 1,000 shares (other than an employee of Monarch) will be converted into the right to receive, from Monarch, $13.50 in cash per share, and (ii) each share of common stock owned of record at the close of business on the special meeting date, by a holder of 1,000 or more shares will remain as outstanding Monarch common stock after the merger. We anticipate that the effect of the purchase from holders of less than 1,000 shares will be a reduction in the total number of stockholders from approximately 580 to approximately 110 as required for termination of registration, while the number of shares outstanding is expected to be reduced by approximately 3.1% (to 2,455,080 shares outstanding from the current 2,533,781 shares outstanding.)

                The Monarch board of directors has approved the “going private” transaction as in the best interest of all Monarch stockholders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The “going private” transaction is important for Monarch and its stockholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

                The board of directors has established [Record Date] as the record date for determining stockholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by ____________________, 2007. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

                                                                                                                Sincerely,

                                                                                                                Donald L. Denney
                                                                                                                President & CEO

2

PRELIMINARY COPIES

MONARCH COMMUNITY BANCORP, INC.
375 North Willowbrook Road
Coldwater, Michigan 49036

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                                         , 2007

                A special meeting of stockholders of Monarch Community Bancorp, Inc. will be held at _____________ [a.m./p.m.] on ______________ , 2007, at Monarch Community Bank’s Main Office at 375 North Willowbrook Road, Coldwater, Michigan 49036, for the following purposes:

(1)
To consider and act upon a proposal to approve the merger of Monarch Merger Corp., a wholly-owned subsidiary of Monarch, with and into Monarch as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Monarch common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 1,000 shares of common stock (other than an employee of Monarch), will be converted into, and will represent the right to receive from Monarch $13.50 cash per share; and (b) each share of Monarch common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 1,000 or more shares of common stock will continue to represent one share of Monarch common stock after the merger.

(2)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

                The board of directors unanimously recommends that you vote FOR the approval of the proposal. Under applicable Maryland Laws, Monarch’s stockholders have do not have dissenters’ rights in connection with the merger.

                The board of directors has set the close of business on [Record Date], as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

                We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, please mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of stockholders are present whether in person or by proxy.

                If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                                                                                                By Order of the Board of Directors,

                                                                                                                Andrew J. Van Doren
                                                                                                                Secretary

                                , 2007

3

PRELIMINARY COPIES

MONARCH COMMUNITY BANCORP, INC.
375 North Willowbrook Road
Coldwater, Michigan 49036

PROXY STATEMENT
For Special Meeting of Stockholders
To Be Held on ________, 2007

                The board of directors of Monarch provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of February 15, 2007, by and between Monarch and Monarch Merger Corp., a newly-formed subsidiary of Monarch organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Monarch Merger Corp., will merge with and into Monarch, with Monarch continuing as the surviving corporation after the merger. If Monarch’s stockholders approve the merger agreement, each stockholder:

•	holding fewer than 1,000 shares of Monarch common stock at the time of the merger will receive $13.50 cash, without interest, per share from Monarch; or

•	holding 1,000 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Monarch.

                After the merger, Monarch anticipates it will have approximately 110 stockholders of record. As a result, Monarch will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, Monarch’s common stock will cease to be traded on the Nasdaq Capital Market and any trading in our common stock after the merger will only occur on the OTC Bulletin Board, in the “pink sheets,” or in privately negotiated transactions.

                The merger cannot occur unless the holders of a majority of the shares of Monarch common stock entitled to vote at the special meeting of stockholders approve the merger agreement. The board of directors has scheduled a special meeting of stockholders to vote on the merger as follows:

[Date and Time]
Monarch Community Bank’s Main Office
375 North Willowbrook Road
Coldwater, Michigan  49036

                This document provides you with detailed information about the proposed merger. Please see “Where You Can Find More Information” on page __________  for additional information about Monarch on file with the Securities and Exchange Commission.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the proposed transaction or determined if this proxy statement is truthful or complete. The Securities and Exchange Commission has not passed upon the fairness or merits of the proposed transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. It is a criminal offense for any person to tell you otherwise.

                The date of this proxy statement is ____________ , 2007. We first mailed this proxy statement to the stockholders of Monarch on or about that date.

4

IMPORTANT NOTICES

                Monarch common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of Monarch common stock are converted.

                We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

                Monarch makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Monarch after the merger is effected. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Monarch and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.
5

6

SUMMARY

                                This summary, together with the following Questions and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

•
The merger would result in a reduction in the number of Monarch stockholders. This reduction is expected to permit Monarch to terminate the registration of its securities under the Securities Exchange Act of 1934. (See page ___.)

•
The merger would be effective when articles of merger are filed with the State Department of Taxation and Assessments of the State of Maryland, or as otherwise specified on the articles of merger. Monarch intends to file the articles of merger promptly following stockholder approval of the merger proposal. (See page ___.)

•
Each holder of record of 1,000 or more shares of Monarch common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page ___.)

•	Continuing Monarch stockholders following the effective time of the merger will not be entitled to any cash payment for their shares of common stock as a result of the merger. (See page ___.)

•
Each holder of record of fewer than 1,000 shares of common stock immediately prior to the effective time of the merger (other than an employee) will be entitled to receive only cash, without interest, in the amount of $13.50 for each share of common stock held immediately prior to the effective time. (See page ___.)

•	Following the effective time of the merger, stockholders who are entitled to be paid cash for their shares will no longer be stockholders of Monarch. (See page ___.)

•
At the special meeting, holders of common stock will be asked to approve the merger transaction. Each share of common stock is entitled to one vote. Under Maryland Law, the merger must be approved by a majority of the shares of Monarch common stock entitled to vote. (See page ___.)

•
On the record date, there were approximately 2,533,781 shares of common stock issued and outstanding. Of those shares, approximately 182,000 shares are owned, directly or indirectly, by directors and executive officers (approximately 7.2% of the outstanding shares). We have been informed that all of Monarch’s directors and executive officers intend to vote in favor of the merger proposal. Therefore, the affirmative vote of 1,084,891 shares (approximately 43% of the outstanding shares) of unaffiliated stockholders is necessary to ensure the approval of the merger. (See page ___.)

•	The applicable Maryland Laws do not entitle stockholders of Monarch to elect dissenters’ rights in connection with the merger. (See page ___.)

•
Shares held in “street name” accounts with brokerage firms, banks and other investment institutions at the effective time of the merger may remain outstanding after the merger. Stockholders who own fewer than 1,000 shares in a “street name” account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 1,000 or more shares immediately prior to the effective time of the merger. If you are a security holder who holds your shares in street name and hold fewer than 1,000 shares you will be unable to predict whether you will be cashed out in the merger unless you promptly take action to become a record holder on Monarch’s stockholder list, rather than a holder in street name. Re-registration of shares can take a week or more to become effective so please do not delay if you wish to ensure that you are the record holder at the time of the merger. (See page ___.)

7

•	The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including approval of the merger by our stockholders. (See page ___.)

•
As a result of the merger, Monarch anticipates that it will be able to terminate the registration of its securities under the Securities Exchange Act of 1934. This means Monarch would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See page ___.)

•
Following the completion of the merger, Monarch’s common stock would no longer be registered with the SEC nor traded on the Nasdaq Capital Market and, as a result, the public would have access to less information about Monarch. For example, while Monarch intends to prepare and distribute to remaining stockholders on an annual basis, an annual report containing audited financial statements along with a less detailed proxy statement, Monarch will not prepare and make available the following reports which it currently files with the SEC:

•	Annual Report on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Current Reports on Form 8-K;

•	Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

•	Detailed proxy statement as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

In addition, the merger will result in there being less liquidity in Monarch’s common stock and may negatively affect the goodwill of some customers of Monarch’s subsidiary banks. (See pages ___.)

•
Monarch’s directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers’ beneficial ownership of Monarch stock, as a group, are expected to increase from approximately 9% to 10%. (See page ___.)

•
The merger is expected to be taxable to those stockholders who receive cash in exchange for their securities. These holders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their securities. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the securities. Stockholders should consult their personal tax advisors for a full understanding of the merger’s tax consequences. (See page ___.)

•
Monarch’s financial advisor, Donnelly Penman & Partners (“Donnelly Penman”), has given the Board of Directors a written opinion dated April 17, 2007 that the cash consideration to be paid to stockholders who receive cash is fair from a financial point of view. (See page ___.)  A copy of this opinion is attached to this proxy statement as Appendix B.

•
The board of directors has determined that the proposed merger is substantively and procedurally fair to all unaffiliated stockholders of Monarch, including those being cashed out in the merger, as well as those remaining unaffiliated stockholders. The board has also determined that the price of $13.50 per share to be paid to those holders receiving cash for their shares is a fair price. Applicable SEC rules require that in addition to Monarch itself, Monarch Merger Corp. must express its belief as to the substantive and procedural fairness of the merger to each group of unaffiliated stockholders. Monarch Merger Corp. has determined that the merger is substantively and procedurally fair to the unaffiliated stockholders of Monarch that are cashed-out in the merger, as well as those remaining unaffiliated stockholders of Monarch. (See pages ___ and __.)

8

•	The board recommends that stockholders vote FOR the Agreement and Plan of Merger proposal.
9

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

                The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

When and where is the special meeting?

                The meeting will be held on __________, 2007, at _____ p.m., local time, at Monarch Community Bank’s Main Office, located at 375 North Willowbrook Road, Coldwater, Michigan 49036.

How many votes do I have?

                You will have one vote for every share of common stock you owned on [Record Date], the record date.

How many votes can be cast by all stockholders?

                As of [Record Date], (the record date), 2,533,781 shares of common stock were issued and outstanding and held of record by approximately 580 stockholders.

Can I change my vote?

                Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

What happens if the meeting is postponed or adjourned?

                Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Why should I vote to approve the plan of merger?

                The board of directors believes that the merger is in the best interests of all Monarch stockholders. The merger will reduce the number of holders of shares of common stock to below 300 persons, which will then allow termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The board believes that the monetary expense and the burden to management incident to continued compliance with the 1934 Act significantly outweigh any material benefits derived from continued registration of the shares.

                The merger will also serve as a source of liquidity for those stockholders who receive cash for their shares. The board recognizes that there is no active trading market for the common stock and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those stockholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

How will the merger affect the day-to-day operations?

                The merger will have very little effect on Monarch or its subsidiary bank’s operations. The bank will continue to conduct their existing operations in the same manner as now conducted. The articles of incorporation and by-laws of Monarch and the bank will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. After the merger is completed, the current officers and directors of the bank will continue to hold the positions each now holds with the bank, and the bank will continue to be regulated by the same agencies as before the merger.

10

How was the cash price for shares of the common stock determined?

                The board of directors retained Donnelly Penman, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by Monarch in the merger transaction. Donnelly Penman delivered a valuation report to the board valuing a share of the common stock at $13.50 per share. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $13.50 per share. Subsequently, Donnelly Penman issued an opinion to the board of directors that the cash consideration to be paid under the merger agreement was fair, from a financial point of view, to Monarch’s stockholders. A copy of the fairness opinion of Donnelly Penman is attached as Appendix B to this proxy statement for your review.

May I obtain a copy of Donnelly Penman’s valuation report?

                In connection with Donnelly Penman’s fairness opinion, Donnelly Penman has prepared and delivered to Monarch a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at Monarch’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

                The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Monarch, who file electronically with the SEC. The address of that site is http://www.sec.gov. Monarch has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to Monarch’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

When will the merger be completed?

                We plan to complete the transaction during the _______  quarter of 2007 so that registration of the common stock can also be terminated in the _________ quarter of 2007.

Should I send in my common stock certificates now?

                No.  After the merger transaction is completed, those stockholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates for cash.

Who can help answer my questions?

                If you have any questions about the special meeting or any of the items to be considered by the stockholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: Ralph Micalizzi, Chief Financial Officer, 375 North Willowbrook Road, Coldwater, Michigan 49036. His telephone number is (517) 278-4567.

What do I need to do now?

•
Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger and the merger agreement.

•
For a more complete description of voting at the stockholders’ meeting, see the section entitled “Information Regarding the Special Meeting of Stockholders” beginning on page ___ of this proxy statement.

11

SPECIAL FACTORS

Background of the Merger Proposal

                Overview. Of Monarch’s 580, approximately 470 hold fewer than 1,000 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 470 record holders (who comprise 81% of all record holders) own an aggregate of approximately 78,701 shares, or 3.1% of our outstanding shares.

                We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,000 shares of our common stock and hold the shares in street name. The right to retain stock or receive cash as a result of the merger will be determined with reference to the number of shares held as it appears on Monarch’s list of record stockholders as of the effective time of the merger. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the number of shares held in aggregate by that bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of Monarch, and not with reference to the number of shares owned by the ultimate beneficial owner of those shares. Therefore, if you are a stockholder who holds your shares in street name and hold fewer than 1,000 shares, you will be unable to predict whether you will be cashed out in the merger unless you take action to become a record holder on Monarch’s stockholder list, rather than a holder in street name. Generally, this is accomplished by instructing your nominee in writing to re-register your shares in your name personally (or as you otherwise instruct other than in “street” name). Your nominee may have specific procedures in order to effect such re-registration so please contact your nominee promptly if you wish to re-register your shares.

                If you are a record holder holding 1,000 or more shares and want to ensure that you are cashed-out in the merger, you must take some action to reduce your holdings below 1,000 shares prior to the close of business on the day preceding the effective time of the merger (e.g. by selling some of your shares, or re-registering a portion of them in another form – jointly, for example, if you currently hold them individually). Correspondingly, if you are a record holder holding fewer than 1,000 shares but would like to remain a stockholder of Monarch, you must take some action to increase your shares up to 1,000 or more (e.g., by buying additional shares or consolidating your ownership if you hold shares in more than one form, for example, jointly and individually). Monarch has assumed that a substantial portion of the beneficial owners of shares held in nominee with 1,000 or more shares and will remain stockholders of Monarch after the merger. Please note that, if you are an employee of Monarch, you will continue as a stockholder, notwithstanding the fact that you own fewer 1,000 shares.

                As an SEC reporting company, Monarch is required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Current Reports on Form 8-K;

•	Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

•	Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing the SEC documents and the word processing, specialized software filing costs associated with the SEC reports and other filings, and considerable management’s time and attention devoted to public reporting issues and the SEC’s reporting requirements. These SEC registration-related expenses have increased since the adoption of the Sarbanes-Oxley Act in 2002 and comprise a significant portion of Monarch’s non-interest expense. (See “—Purposes of and Reasons for the Merger Proposal.”)

                Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to Monarch, and Monarch has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Sarbanes-Oxley Act, Section 404, will first be applicable to Monarch in connection with its

12

annual report to be filed in the first quarter of 2008. In general terms, Section 404 of the Sarbanes-Oxley Act will require that management include in each annual report an assessment of the effectiveness of its internal control structure and procedures for financial reporting. Further, for Monarch’s annual report to be filed in 2009, it will require that Monarch’s registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in significant increased expenses, both in terms the investment of management time to implement the requirements and increased annual charges from Monarch’s registered public accounting firm. The merger proposal is being made at this time, primarily to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act and, secondarily to eliminate those costs that we currently incur as a result of having our securities registered under the Securities Exchange Act. The sooner the proposal can be implemented, the sooner Monarch will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

                Alternatives Considered. The board considered the following alternatives at its February 15, 2007 Special Meeting, further details of which meeting are described in detail below. In making its determination, the board of directors considered other means of possibly achieving the same result, but rejected these alternatives for the reasons that follow. These alternatives were:

•
Tender Offer at a Similar Price. The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their securities.

•
Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by Monarch’s stockholders. In a reverse stock split, Monarch would acquire the interests of the cashed-out stockholders pursuant to an amendment to Monarch’s articles of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of Monarch common stock. Monarch would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common stockholders, assuming stockholder approval. However, the reverse stock split had the disadvantage that it would result in an unreasonably high share price, or in the alternative, would require an immediate “forward stock split” to return the stock to its pre-reverse share price. The board viewed the merger alternative as preferable because it did not require this subsequent step.

              After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for Monarch and its stockholders. Monarch estimates that, following the proposed merger, it should have approximately 110 stockholders of record, which will permit Monarch to terminate the registration of its securities under the Securities Exchange Act.

              Board of Directors.  Since the enactment of the Sarbanes-Oxley Act in 2002, management and Monarch’s board of directors had become increasingly aware of the alternative of going private, as that alternative has been presented at industry conferences, in business publications and discussed generally among banking industry participants. Management and the board also became aware of going private transactions being effected by other community bank holding companies which are very similar to Monarch located in Michigan, Ohio, Indiana and Illinois. On August 12, 2005, the Board first discussed the possibility of going private at a strategic planning retreat with members of senior management, including all bank vice presidents. A few weeks earlier, President Denney asked Vice President/General Counsel Van Doren to contact attorney Joseph B. Hemker of Howard & Howard Attorneys, P.C., Monarch’s outside counsel, and request that he attend the planning retreat to discuss a number of issues, including a going private transaction. Mr. Hemker did so, and the board and management discussed the possibility of going private. The consensus, however, was to investigate acquisition opportunities in the bank’s market area before exploring further a going private transaction.

              After reviewing acquisition opportunities and determining that there were no such opportunities in the bank’s market area, at a senior management strategic planning session in September 2006, management concluded that Monarch must cut its costs substantially in order to increase net income and enhance stockholder value. Management first concentrated on reducing compensation expense. At the same time, President Denney, Ralph Micalizzi, Chief Financial Officer, and William Kurtz, Chief Operating Officer, again began to consider the cost saving possibilities of going private. Attorney Hemker again was contacted, and asked to attend the next board

13

meeting to again discuss a going private transaction.

                On November 2, 2006, members of senior management, comprised of Mr. Denney, Mr. Kurtz, Mr. Micalizzi, and Mr. Van Doren met with Mr. Hemker to discuss in general terms issues associated with going private, including, but not limited to alternative methods of going private, timing, costs, duties of directors, and related concerns. Following the meeting, management requested that Mr. Hemker attend Monarch’s upcoming November 2006 board meeting to discuss the possibility of going private with Monarch’s board of directors.

                 On November 16, 2006 the board of directors held a meeting at which issues related to going private were discussed. All members of the board of directors were present including Mr. Denney, along with William C. Kurtz, Ralph Micalizzi, Andrew Van Doren, and Joseph B. Hemker. Mr. Denney asked Mr. Micalizzi to provide the board with an overview of the Sarbanes-Oxley Act and Section 404 in particular. Mr. Micalizzi reviewed with the board the current reporting requirements for public companies as well as the additional requirements resulting from the implementation of Section 404. Mr. Micalizzi estimated Monarch would incur additional one-time costs of $75,000 to perform a risk assessment, identify significant business processes, document internal control procedures, assess the design of those controls, and design and perform tests of the effectiveness of internal controls. This would be accomplished with the assistance of outside consultants. Beyond this one-time cost, annual costs for external review of these procedures were estimated at $25,000. In addition to these costs to outside entities, it was estimated that it would be necessary to hire an employee whose job responsibilities would be to perform testing and ongoing monitoring of the control procedures, at an annual cost of $50,000. These estimates reviewed by Mr. Micalizzi with the board did not include any estimate of management time involved in department heads performing periodic testing of their area’s control procedures, nor any of Mr. Micalizzi’s own time in overseeing the 404 responsibilities.

                Mr. Micalizzi reviewed with the board the historical and anticipated costs if Monarch continues as a reporting company. These costs were estimated at approximately $126,000 as set forth under the caption “—Purposes of and Reasons for the Merger Proposal.” Mr. Micalizzi then reviewed with the board the anticipated cost and the impact on earnings of a going private transaction. Based on estimated costs of approximately $41,000 per year on interest foregone on the funds necessary to acquire the shares of the stockholders to be cashed-out in the merger (see “Financing of the Merger”), Mr. Micalizzi estimated that the going private transaction would improve after-tax earnings by approximately $93,000 per year (or approximately 6%, based on Monarch’s projected 2007 earnings per share).

                Following Mr. Micalizzi’s presentation, Mr. Hemker reviewed with the board the alternatives described above for going private. Mr. Hemker also discussed with the board the likely timing associated with a going private transaction.

                The board and counsel then discussed the need for an appointment of a financial advisor to perform a valuation and ultimately render a fairness opinion in connection with the transaction. Following a discussion, the board authorized Mr. Denney to engage Donnelly Penman to serve as financial advisor in connection with a possible going private transaction. The board also instructed management to move forward in exploring a going private transaction for consideration at a future board of directors meeting.

                At the February 15, 2007 meeting of the board of directors, which was attended by Mr. Denney, all of Monarch’s directors, and William C. Kurtz, Ralph Micalizzi, Andrew Van Doren, Joseph B. Hemker of Howard & Howard Attorneys, P.C. as outside counsel to Monarch, and John Donnelly and Zachary Urban of Donnelly Penman, Mr. Denney began by summarizing the proposed going private transaction. He described the potential costs of continuing as a reporting company and also reported regarding the additional time management that would be required to devote to SEC matters if Monarch continues as an SEC reporting company. (See “Purposes of and Reasons for the Merger Proposal.”) He also discussed the financial impact to Monarch of conducting such a transaction. (See “Sources of Funds and Expenses.”)

                Mr. Denney then asked Mr. Hemker to make a presentation. Mr. Hemker then discussed the fiduciary duties of the board in considering the proposed transaction. He also summarized the legal structure associated with the proposed transaction, the terms of a proposed Agreement and Plan of Merger by and between Monarch and a Maryland corporation to be formed to facilitate the proposed transaction and the steps necessary to complete a transaction.

                Mr. Denney then requested John Donnelly and Zack Urban of Donnelly Penman to present the results of the valuation of the per share fair value of the common stock of Monarch prepared by Donnelly Penman. Mr. Donnelly and Mr. Urban then reviewed the considerations, methodology and results of the valuation. (See “Financial Fairness.”) They indicated that Donnelly Penman concluded that a reasonable estimate of the per share

14

fair value of the common stock of Monarch is $13.50 per share. A discussion then took place regarding the valuation report and Mr. Donnelly and Mr. Urban answered questions posed by members of the board.

                A discussion then took place regarding recent trades, balancing of the interest of stockholders receiving cash and those remaining as stockholders, and various other factors. Mr. Donnelly and Mr. Urban were asked whether their firm was prepared to issue an opinion that a price of $13.50 per share is fair, from a financial point of view, to be paid to stockholders of Monarch who receive cash in the proposed transaction in exchange for their shares of Monarch’s common stock. Mr. Donnelly stated that the valuation results support such a price and that it is the opinion of Donnelly Penman that the payment of $13.50 per share to stockholders of Monarch who receive cash in the proposed transaction in exchange for their shares of Monarch’s common stock is fair, from a financial point of view, to Monarch, and its stockholders.

                A discussion took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to all stockholders, including those stockholders who are not affiliated with Monarch. The board considered whether to utilize a procedure which would require a majority vote of stockholders in favor of the proposed transaction without considering the vote insiders. The board also considered whether to appoint an independent committee made up exclusive of non-employee directors to consider the proposed transaction. The board determined that because directors and officers as a group have the right to vote approximately 7.2% of Monarch’s outstanding stock and because non-employee directors constitute approximately 90% of the full board, adequate procedural safeguards exist to assure fair treatment of all stockholders, including those not affiliated with Monarch. (See “Recommendation of our Board of Directors.”)

                The board then declared that the merger was advisable on the terms set forth in the merger agreement and further determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Monarch and its stockholders, including those stockholders who are not affiliated with Monarch, that the cash payment to be made to stockholders of Monarch who receive cash pursuant to the Merger Agreement will be $13.50 per share, and approved and adopted the merger agreement.

                Finally, on April 17, 2007, the board members reviewed with management a draft proxy statement and transaction statement on Schedule 13E-3 prepared by counsel and discussed the necessary SEC disclosures. Thereafter, the board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed “going private” transaction with each director indicating his intent to vote in favor of the merger. The board also received, reviewed and accepted a written fairness opinion, dated April 17, 2007 from Donnelly Penman, a copy of which is included as Appendix B to this proxy statement, which opinion states that $13.50 per share is fair, from a financial point of view, to all stockholders of Monarch, including those not affiliated with Monarch.

                The board did not consider other methods to significantly reduce its non-interest expense as an alternative to a going private transaction. The board did not consider a possible sale of Monarch since no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interest of the stockholders. See “--Recommendation of our Board of Directors” below for a discussion of the factors and procedural safeguards considered by the Board in connection with the merger.

Purposes of and Reasons for the Merger Proposal

                The purpose of the proposed merger is to terminate Monarch’s status as a reporting company with the SEC, which the board believes will reduce expenses and create stockholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital in the public markets or make acquisitions, may be important to some companies. We have not, however, been able to take advantage of these benefits and do not anticipate that we will be in a position to do so in the foreseeable future. In our experience, community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

                While the periodic reporting, proxy rules, liability provisions, and recently enacted provisions of Sarbanes-Oxley which, among other things, requires that Monarch’s officers certify the accuracy of its financial statements, create significant value for Monarch’s stockholders, in the board’s judgment, the significant costs associated with the ongoing registration of Monarch stock with the SEC outweighs the benefits that Monarch and its stockholders receive as a public reporting company. In addition, the board believes that management has reduced Monarch’s controllable corporate non-interest as much as possible, and that the majority of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

15

                Monarch incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the 1934 Act. Examples of anticipated direct cost savings from terminating registration of the common stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

                Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $126,000 or 1.3% of our non-interest expense for our 2006 reporting year and 2007 annual meeting (the “2007 reporting cycle”).

These expenses consisted of the following:

Accounting Fees	$21,600
Securities Counsel	$21,200
Corporate Communications	$6,600
SEC Filing Fees and Miscellaneous	$26,600
Internal Compliance Costs	$50,000

                We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act, we have been advised by our independent auditors that the anticipated fees in 2007 associated with Section 404 are expected to be approximately 30% of our audit fees ($85,000 in 2006), which amount does not include our internal compliance costs associated with the implementation of Section 404.

                Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management’s estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management’s estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses. The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates.

                The projected reduction in the number of total record stockholders from 580 to approximately 110 will also result in reduced expenses and less burden on management because Monarch will have approximately 470 fewer stockholders. The decrease in number of stockholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to stockholders and other stockholder communications.

Structure of the Merger

                The merger proposal is structured as a “going private” transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act of 1934, as amended.

                The merger has been structured so that upon consummation of the merger, Monarch will have fewer than 300 record holders of its shares of common stock. We have recently organized Monarch Merger Corp. solely to facilitate the merger transaction. Monarch Merger Corp. will be merged with and into Monarch pursuant to the terms of the merger agreement. Monarch will be the surviving corporation to the merger. If completed, the merger will have the following effects.

                Shares held by stockholders owning fewer than 1,000 shares.  Each share of common stock owned of record at the close of business on the date of the Special Meeting of Stockholders, by a holder of fewer than 1,000 shares (other than an employee of Monarch) will be converted, pursuant to the terms of the merger, into the right to

16

receive a cash payment of $13.50 per share. After the merger and payment of that amount, holders of these shares will have no further interest in Monarch. These stockholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

                Shares held by stockholders owing 1,000 or more shares.  Each share of common stock owned of record at the close of business on the date of the Special Meeting of Stockholders, by a holder of 1,000 or more shares of common stock will remain outstanding and continue to represent one share of common stock in Monarch following the merger.

                Beneficial owners of shares of the common stock.  Nominees (such as a bank or broker) may have required procedures, and stockholders holding common stock in “street name” should contact their nominees to determine how they will be affected by the merger transaction.

                Under the merger agreement, each share of common stock owned by a stockholder who holds of record fewer than 1,000 shares will be converted into the right to receive cash. The board selected 1,000 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

•	the number of record stockholders would be less than the 300 stockholder limit necessary to terminate registration with the SEC; and

•
Monarch would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for Monarch or the bank or attracting and retaining qualified employees, directors or executive officers.

                The 1,000 share level was chosen by the board based on management’s review with the board of Monarch’s stockholder base. The board considered using a number other than 1,000 shares. The board was aware that stockholders are free to buy or transfer shares until the Effective Time of the merger. It is expected that some stockholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a stockholder after the Merger. Because the number of stockholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the stockholder list without defeating the purposes of the proposed transaction. In reliance on management’s analysis, the board believes that using a number lower than 1,000 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 1,000 stockholders. Out of a total of 580 record stockholders, approximately 110 stockholders own 1,000 or more shares of our common stock. These 110 stockholders own, in the aggregate, approximately 97% of the outstanding shares of common stock.

                In addition to the 1,000 share level, the board adopted an additional mechanism within the merger agreement to ensure that the below-300 shareholder level is achieved. Section 1.6 of the merger agreement provides that if the number of continuing holders immediately prior to the effective time exceeds 270 shareholders, then only the 270 holders holding the greatest number of Monarch shares as of the close of business of the day immediately preceding the Effective Time shall be continuing holders.

Determination of the Terms of the Merger

                The structure and terms of the merger were determined by the board of directors. Of the alternatives considered by the board for reducing the number of stockholders of Monarch in order to enable Monarch to deregister its securities with the SEC, the board chose a merger transaction over both (1) a tender offer; and (2) a reverse stock split. The board believes the merger transaction is preferable because (1) unlike the tender offer, the merger transaction provides substantial certainty that sufficient stockholders will be eliminated to enable Monarch to deregister; and (2) unlike the reverse stock split, the merger transaction would not result in an unreasonably high share price, or in the alternative, require a second step “forward stock split” to restore the stock to around its pre-reverse stock split share price. See “Background of the Merger – Alternatives Considered.”

                Because Monarch Merger Corp. is an affiliated company, the terms of the merger cannot be considered the result of arm’s-length negotiations between unrelated parties. Consequently, the board retained Donnelly Penman, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger was determined by the board of directors largely in reliance on Donnelly Penman’s valuation report and fairness opinion. See “— Financial Fairness.”

17

Financial Fairness

                The board of directors believes that the merger proposal is fair to, and in the best interests of, Monarch and all stockholders, including those stockholders who are not officers and directors, and to all stockholders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair.

                The board of directors believes that the merger proposal is fair despite the absence of statutory safeguards identified by the SEC, namely that

•
the board did not retain an unaffiliated representative to act solely on behalf of the stockholders who are not officers or directors, including stockholders who will receive only cash in the merger, for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal; and

•	the merger proposal is not structured so that the approval of at least a majority of those stockholders who are not officers and directors is required.

                However, despite the absence of an SEC requirement to do so, the board did obtain an opinion from an unaffiliated third-party, Donnelly Penman, relating to the fairness of the cash consideration to be paid to certain stockholders. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the merger proposal on behalf of the unaffiliated stockholders would be costly and would not provide any meaningful additional benefit.

                Stockholders are urged to read the fairness opinion in its entirety. The fairness opinion is directed to Monarch’s board of directors and relates only to the fairness of the consideration offered from a financial point of view. The summary of the valuation report and the fairness opinion in this proxy statement is qualified in its entirety by reference to the actual valuation report and the fairness opinion.

                A copy of Donnelly Penman’s fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report at the bank’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

                 The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Monarch, who file electronically with the SEC. The address of that site is http://www.sec.gov. Monarch has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to Monarch’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

                The board of directors, including all of the directors who are not employees of Monarch (i.e. 8 of the 9 directors), approved the merger proposal, and the board recommends that the stockholders approve the proposal. All of the members of the board of directors have expressed an intention to vote in favor of the merger proposal, including the board members who are not employees of Monarch or the bank.

                In connection with rendering its opinion to Monarch, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s opinion. Donnelly Penman arrived at its opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

                In connection with its valuation and in arriving at its opinion, Donnelly Penman:

18

•	Reviewed the recent history and nature of Monarch;

•	Reviewed current banking industry conditions and trends;

•	Considered the earnings capacity of Monarch;

•	Considered the dividend-paying capacity of Monarch;

•	Reviewed the audited financial statements for the years ended December 31, 2003 through December 31, 2006.

•	Reviewed the Strategic Plan for years 2007 - 2010, as prepared by management of Monarch in November 2006;

•	Reviewed the 2007 financial statement projection as prepared by management;

•	Reviewed transactions involving the sale of stock of Monarch over the calendar year 2006 through April 17, 2007;

•	Conducted discussions with the senior management of Monarch concerning the business and future prospects of Monarch;

•	Compared certain financial characteristics of Monarch to certain publicly held companies Donnelly Penman deemed relevant;

•	Prepared a discounted cash flow analysis of Monarch based on the projections provided by management of Monarch; and

•	Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as Donnelly Penman deemed necessary or appropriate.

                Donnelly Penman did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of Monarch, nor were they furnished with such materials. Donnelly Penman has not reviewed any individual credit files of Monarch and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

                With respect to the comparable company analysis summarized below, no public company utilized as a comparison is identical to Monarch, and such analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the public trading values of the financial institutions concerned. The forecasted financial information furnished by Monarch’s management contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. In that regard, Donnelly Penman with Monarch’s consent, assumed and relied upon the fact that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

                Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

                Fair Value Standard. For purposes of the valuation, Donnelly Penman determined the value of Monarch shares at Fair Value. For purposes of the valuation, Donnelly Penman assumed the definition of Fair Value to mean the proportionate interest of Monarch, as a going concern, without any discount for minority status or lack of marketability.

                Factors considered by Donnelly Penman and the board included the following:

19

                Trading Indication Analysis (Current/Historical Market Prices).  In preparing its opinion, Donnelly Penman analyzed all trades of Monarch’s common stock that have taken place during calendar year 2006 (weighted average trading price of $11.48), transactions in which Monarch repurchased shares of its common stock during calendar year 2006 (weighted average buyback price of $11.90), all trades of Monarch’s common stock from January 1st, 2007 through February 7th, 2007 (weighted average trading price of $10.63) and the trading price of Monarch’s common stock at February 7th, 2007 ($10.85), collectively referred to as “Trading Indications”. Donnelly Penman then applied the previously described Fair Value Premium of 15% to each of the Trading Indications described above, since these indications have an inherent minority discount, to arrive at Fair Value Indications of $13.20, $13.69, $12.22 and $12.48, respectively. Donnelly Penman then averaged the Fair Value Indications of the Trading Indications to arrive at an average Trading Indication value of $12.90 per share.

                Net Book Value.   The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company’s existence which reflects accounting history expressed in unadjusted dollars and not the company’s potential.

                Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company’s intrinsic business value. Donnelly Penman reviewed the book value of Monarch’s assets in limited detail and have found net book value to be $39,986,000, or $15.78 per share as of December 31, 2006. Donnelly Penman also reviewed the tangible book value of Monarch’s assets in limited detail and have found tangible book value to be $29,290,000 or $11.56 per share as of December 31, 2006.

                Going Concern/Discounted Cash Flow Analysis. This approach argues that a potential investor will pay a price for a security which yields a targeted minimum rate of return on invested capital. Using this targeted rate of return as a discount factor, the present value of the stream of future cash flows for a given number of years can be computed by discounting each year’s estimated free cash flow to the present time. Discounted Cash Flow (“DCF”) valuation does not value the total cash flow of the business. Rather, it values only the free cash flow. In doing so, this analysis separates and ascribes value only to the cash flows that can be taken out of the business.

                DCF valuation is composed of two values: a forecast of free cash flows for a discrete period and a terminal value that is a surrogate for the present value of the discounted cash flows that are expected to occur in the years after the end of the forecast period. Terminal value at the end of the period of cash flow forecasts may be arrived at in different ways, such as estimating a book value multiple, using a capitalization rate on free cash flow, or applying a price/earnings multiple to forecasted earnings. Donnelly Penman believes using the tangible book value multiple is the appropriate methodology to utilize.

                Once the free cash flows and terminal values are estimated, the present value of these components must be calculated. The investor is paying today for access to the cash flows generated by the assets in the future, therefore, these cash flows must be discounted to the present. In essence, the discount rate attempts to approximate the rate of return the suppliers of capital will expect to earn. Donnelly Penman has utilized Ibbotson Associates 2006 SBBI Valuation Yearbook capital asset pricing model information to help determine the appropriate discount rate (return on equity) which was determined to be 11.5%.

                Donnelly Penman prepared a free cash flow analysis of Monarch, which estimated the future after tax cash flows that Monarch might produce over the five year period from January 1, 2007 through December 31, 2011. These estimates were derived from projections provided and deemed reasonable by management and relied upon by DP&P. Through discussions with management the projections were modified to reflect the maximum dividend paying capacity of the bank while maintaining Monarch’s total capital to risk-weighted assets ratio at or above 12.0%. This is a total capital to risk-weighted assets ratio Monarch felt was the minimum they would feel comfortable operating the bank under. In 2007, the maximum dividend available to the bank was utilized taking into consideration the dividend restrictions management described to Donnelly Penman. Donnelly Penman further assumed, to approximate the maximum dividends Monarch could pay, various dividend payouts were utilized through the projection period. These dividends in aggregate dollars were approximately $8.0 million, $1.7 million, $1.3 million, $1.7 million and $1.7 million for the years 2007 through 2011, respectively. These dividend cash flows were then discounted to a present value using a discount rate of 11.5%, chosen as described above to reflect the relative risk that holders of the common equity would be subject to given Monarch’s operations and the current economic environment. Donnelly Penman also estimated the residual value for Monarch’s common stock using the

20

median price to tangible book value multiple of 1.20, which is based on the comparable company analysis previously described. This multiple is applied to Monarch’s estimated tangible book at December 31, 2011 of $23.8 million. Then the 15% Fair Value premium was applied to the residual value indication to eliminate the minority discount inherent in the multiple from the comparable company analysis. The discounted cash flow analysis implied a value of approximately $31.21 million or $12.32 per share based on 2,533,781 shares outstanding as of December 31, 2006 for Monarch’s common stock.

                This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

                Analysis of Selected Comparable Companies. This approach assumes that a degree of comparability exists between Monarch and other similar firms for which a value has been established over an adequate time horizon in an active and free trading market. Donnelly Penman compared selected operating results of Monarch to a select group of 23 Midwest publicly traded commercial banks and thrifts. Although Monarch recently converted to a state-chartered commercial bank, it still has characteristics of a thrift institution. Therefore, both banks and thrifts were utilized in this analysis. The comparable set were located in Illinois, Indiana, Michigan and Ohio, had total assets greater than $150 million and less than $500 million, and had LTM return on average equity less than 5.0%. The selected group had approximately the following median values: $230.5 million in total assets, $26.4 million in total equity, a total risk-based capital ratio of 16.00%, LTM return on average assets of 0.31%, LTM return on average equity of 3.19% and an LTM efficiency ratio of 82.13%. Donnelly Penman determined that due to Monarch’s large amount of intangible assets that tangible book value was the appropriate metric on which to focus. Additionally, Donnelly Penman analyzed the core deposits (defined as all deposits less brokered deposits, CDs and IRAs over $100,000) of Monarch in comparison with the comparable company universe. This analysis provided valuation benchmarks including the median price multiple of 1.20 times tangible book value (“TBV”) and a 2.24% median trading premium (TBV) to core deposits. The core deposit premium was developed by subtracting each company’s tangible equity from its market capitalization and then dividing that result by the institution’s core deposits. Donnelly Penman then applied this multiple and premium to the corresponding metrics for Monarch. Applying the median price to tangible book value multiple (120.0%) to Monarch’s tangible book value (without eliminating mortgage servicing rights) as of December 31, 2006 of $11.56 per share resulted in an implied per share value of $13.87. Due to the fact that the initial value indications from a set of comparable publicly traded companies represent minority values, Donnelly Penman then added a premium of 15% to eliminate this inherent minority discount, which yielded an indicated Fair Value per share of $15.95 for Monarch. Donnelly Penman also applied the median trading premium (TBV) to core deposits (2.24%) using a similar methodology. Adding the median trading premium to core deposits (2.24%) to Monarch’s core deposits as of December 31, 2006 ($138.5 million) resulted in a dollar premium to TBV of $3.1 million, or $1.22 per share. Applying this premium to Monarch’s tangible book value (without eliminating mortgage servicing rights) as of December 31, 2006 of $11.56 resulted in an implied per share value of $12.78 and then subsequently adding the Fair Value premium of 15% yielded an indicated Fair Value per share of $14.70 for Monarch.

                No bank or thrift used in the above analyses as a comparison is identical to Monarch. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Company and the banks to which it is being compared.

                Liquidation Value. Due to the nature of Monarch and its business, Donnelly Penman did not believe a liquidation analysis was relevant in this case.

                Marketability and Minority Discount. Donnelly Penman will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid company on a comparable basis. No such discounts have been applied to Monarch’s common stock in this valuation. If such a discount were applied, it would result in valuation that would be significantly lower than the value assigned below.

                Conclusion.   The following is a summary of the results of Donnelly Penman’s analyses:

21

	Value Conclusion	Valuation Technique:
				Comparable Company
		DCF	Trading Indication(1)	TBV	Trading Prem/ Core Deposits(2)

Fair Value Indication	$13.50	$12.32	$12.90	$15.95	$14.70

Multiple of Diluted EPS 12/31/2006 ($0.63)	21.4	19.6	20.5	25.3	23.3
Percentage of Book Value 12/31/2006 ($15.78)	85.6%	78.1%	81.7%	101.1%	93.1%
Percentage of Tangible Book Value excluding mortgage servicing rights 12/31/2006 ($11.56)	116.8%	106.5%	111.6%	138.0%	127.1%

Footnotes:

(1) Based on the 2006/2007 Trading Indication Analysis

(2) This premium relates to Tangible Book Value which Donnelly Penman believes is most relevant in Monarch’s case.

                On the basis of, and subject to, the foregoing, Donnelly Penman determined that, as of December 31, 2006, the Fair Value of Monarch’s common stock is $13.50 per share.

                The board of directors required that Donnelly Penman (i) provide its valuation of the common stock, and (ii) issue a fairness opinion on the price determined by the board of directors to be paid for shares of common stock in connection with the merger proposal. While Donnelly Penman did provide the valuation, it did not recommend the amount of consideration to be paid in the going private transaction and the board was at all times free to adopt a price at, higher, or below the value determined by Donnelly Penman. The board imposed no limitations upon Donnelly Penman with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. The board reviewed and considered the Donnelly Penman analysis and has adopted it as the board’s own analysis.

                Donnelly Penman is a Michigan corporation and independent financial advisor with extensive experience in the valuation of banks and bank holding companies. The board chose Donnelly Penman to perform the valuation based upon Donnelly Penman’s knowledge of the financial services industry, reputation, experience, management’s recommendations and cost considerations.

                No material relationship exists or has existed within the past two years between Monarch, Donnelly Penman or any of their respective affiliates. Monarch will pay Donnelly Penman a fee of approximately $17,000 for its services rendered in connection with the merger and will reimburse it for out-of-pocket expenses incurred in connection with such services.

Recommendation of our Board of Directors

                Based on the factors described above and the considerations set forth immediately below, the board of directors of Monarch declared that the merger was advisable on the terms set forth in the merger agreement and further determined that the merger proposal is in the best interests of, and fair to, the unaffiliated stockholders of Monarch that are cashed-out in the merger, as well as those remaining unaffiliated stockholders of Monarch. The board further determined that the merger consideration ($13.50 per share) payable to the unaffiliated stockholders who receive the cash in the merger is fair to those stockholders. See “— Financial Fairness.” Accordingly, the board of directors unanimously approved the merger proposal, and recommends that the stockholders vote in favor of the merger and the merger agreement.

                In reaching its decision to approve the merger proposal and in making its recommendation, the Monarch board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

                Positive factors for all unaffiliated stockholders.  The factors that the board considered positive for all the unaffiliated stockholders included:

•	the fact that the board retained and received advice from an independent financial advisor, Donnelly Penman, in determining the fairness of the price of $13.50 per share;

•	the fact that the board retained and received advice from independent legal counsel in evaluating the terms of the merger agreement; and
22

•
the opinion of Donnelly Penman, dated April 17, 2007, that the merger consideration to be received by holders of fewer than 1,000 shares pursuant to the merger agreement is fair to the Monarch stockholders, including those not affiliated with Monarch, from a financial point of view.

                Positive factors for unaffiliated stockholders who receive cash in the merger.  In addition to the positive factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered positive for the unaffiliated stockholders who receive cash in the merger included:

•	the fact that the cash price per share of $13.50 offered in the merger represents a 26.2% premium over the December 31, 2006 tangible book value per share of $11.56;

•	the fact that the merger consideration is all cash, which provides certainty of value to those stockholders and immediate liquidity for the stockholders who receive cash in the merger; and

•	the fact that no brokerage or other transaction costs are to be incurred by stockholders who receive cash in the merger.

                Positive factors for remaining unaffiliated stockholders. In addition to the positive factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered as positive for the unaffiliated stockholders who will remain stockholders following the merger included:

•	the fact that such stockholders would have the opportunity to participate in any future growth and earnings of Monarch;

•	the fact that such stockholders would not be required to pay income taxes as a result of the merger; and

•
the fact that the remaining unaffiliated stockholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of Monarch for no longer having to comply with SEC requirements.

Negative factors for all unaffiliated stockholders. The factors that the board of directors considered negative for all the unaffiliated stockholders included:

•
the fact that the directors and executive officers of Monarch have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that the directors and executive officers will retain their shares in the merger and their ownership interests will increase modestly; and

•	the fact that dissenter’s rights of appraisal would not be available in connection with the transaction.

                Negative factors for unaffiliated stockholders receiving cash in the merger. In addition to the negative factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered negative for the unaffiliated stockholders who would receive cash in the merger included:

•	the fact that such stockholders would not have the opportunity to participate in any future growth and earnings of Monarch;

•	the fact that such stockholders would be required to pay income tax on the receipt of cash in the merger; and

•	the fact that these stockholders will not be able to sell their shares at a time and for a price of their choosing.

                Negative factors for remaining unaffiliated stockholders. In addition to the negative factors applicable to all stockholders set forth above, the factors that the board considered negative for the stockholders who will retain their shares in the merger, including all such unaffiliated stockholders, included:

•	the fact that after the completion of the merger and registration is terminated, such stockholders will have decreased access to information about Monarch;
23

•
the fact that after the completion of the merger, there will be approximately  470 fewer stockholders and Monarch’s stock will be traded on the OTC Bulletin Board and the Pink Sheets instead of the Nasdaq Capital Market, which will reduce liquidity in Monarch’s stock;

•	the fact that after the completion of the merger, Monarch will not be subject to the periodic reporting, proxy rules and Section 16 of the 1934 Act; and

•	the merger may negatively affect the goodwill of certain of the bank’s customers.

                While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of Monarch’s unaffiliated stockholders being cashed-out, as well as those remaining unaffiliated stockholders.

                The board considered the prices at which Monarch had repurchased its stock over the past two years through its stock repurchase plan and deemed it favorable that the $13.50 share price represented a premium of $1.59 (or 13.4%) to the $11.91 weighted-average price paid to stockholders in such repurchase transactions.

                The board did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of Monarch. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did not consider other methods to significantly reduce its non-interest expenses as an alternative to a going private transaction since only the going private transaction would result in Monarch and the bank continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a “public” company. See “SPECIAL FACTORS — Operations of the Bank Following the Merger.”

                The board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of stockholders who are not directors or officers of Monarch or the bank for purposes of negotiating the terms of the merger transaction or preparing a report on the fairness of the transaction. Nor did Monarch structure the transaction so the approval of at least a majority of unaffiliated security holders is required. Stockholders who are expected to receive cash in the merger represent approximately 3.1% of the common stock. The merger requires approval by stockholders holding a majority of the outstanding stock. Directors and officers as a group have the right to vote approximately 7.2% of the outstanding common stock of Monarch. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of stockholders receiving cash in the merger, the board concluded that having an unaffiliated representative to act solely on behalf of stockholders who are not directors or officers of Monarch and/or requiring a majority of unaffiliated stockholders to approve the transaction were unnecessary for this transaction.

                Likewise, the board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. Monarch’s board of directors consists of nine directors, only one of whom is an officer of Monarch. In view of the makeup of the board it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders.

                The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

                The board, based upon the factors outlined above, believes that the merger proposal is fair to all unaffiliated stockholders of Monarch being cashed-out, as well as those remaining unaffiliated stockholders.

24

Purposes and Reasons of Monarch Merger Corp. for the Merger Proposal

                Monarch Merger Corp. was organized solely for the purpose of facilitating the merger transaction. As a result Monarch Merger Corp.’s purpose and reasons for engaging in the merger transaction are the same as those set forth in “—Purposes of and Reasons for the Merger Proposal.”

Position of Monarch Merger Corp. as to the Fairness of the Merger

                Monarch Merger Corp. has considered the analyses and findings of the Monarch board of directors with respect to the fairness of the merger proposal to the unaffiliated Monarch stockholders. As of the date hereof, Monarch Merger Corp. adopts the analyses and findings of the Monarch board of directors with respect to the merger, and believes that the merger is fair to the unaffiliated Monarch stockholders being cashed-out, as well as the remaining unaffiliated stockholders of Monarch. See “—Recommendation of our Board of Directors.” The merger agreement has been approved by Monarch Merger Corp.’s board of directors and stockholders.

Interests of Certain Persons in the Merger

                The directors of Monarch and the bank who are also stockholders will participate in the merger in the same manner and to the same extent as all of the other stockholders of Monarch. Officers of the Company, because they are employees of Monarch will continue as stockholders of Monarch, notwithstanding the fact that they might own fewer than 1,000 shares at the effective time. Please note, however, that, with the exception of Monarch’s Chief Financial Officer, Ralph Micalizzi, all of such officers currently own 1,000 shares or more and therefore are not impacted by the provision of the merger agreement that excludes employees from the terms of the merger agreement. Likewise, all of the directors of Monarch own in excess of 1,000 shares and will, therefore, also retain their shares in the merger, unlike many other stockholders who will be required to relinquish their interest in Monarch as a result of the merger. In deciding to carve employees out from the terms of the merger agreement, the board considered it important that the interests of employees in the success of Monarch be aligned with interests of stockholders generally. The board believes that by permitting employees to maintain their equity stake in Monarch, the interests of employees will be more closely aligned with the interests of Monarch’s remaining unaffiliated stockholders.

                If the merger is completed, the respective beneficial ownership percentages of each of the directors and executive officers will increase, as will the beneficial ownership interests of any other stockholder who retains his or her shares. As a result of the merger, the collective beneficial ownership interest of the directors and officers will increase from approximately 9% to 10%. See “Security Ownership of Certain Beneficial Owners and Management.”

                Except as set forth in the immediately preceding paragraph, the executive officers and directors of Monarch are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by Monarch’s unaffiliated stockholders generally. The proposed transaction does not constitute a “change of control” for purposes of any existing employment agreement with the executive officers of Monarch. Monarch has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Monarch and the bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Unaffiliated Stockholders

                Pursuant to the terms of the merger agreement, following stockholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Monarch Merger Corp. will be merged with and into Monarch, and Monarch will continue as the surviving company in the merger. The merger will cause a reduction in the number of Monarch’s stockholders from approximately 580 to approximately 110. Further, the merger will result in termination of the registration of the common stock with the SEC, which will eliminate the reporting and proxy solicitation obligations of Monarch pursuant to the Securities Exchange Act of 1934.

                The shares that are acquired in the merger will be cancelled. Because all shares of common stock held by the stockholders, who, at the close of business on the date of the Special Meeting of Stockholders, own fewer than 1,000 shares will be cancelled in the merger, stockholders who own these shares will cease to participate in future earnings or growth, if any, of Monarch or benefit from any increases, if any, in the value of Monarch or its stock, and they no longer will bear the risk of any decreases in value.

25

                Distributions by the surviving Monarch after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of Monarch and not to the stockholders who receive cash in the merger.

                The merger will also provide unaffiliated stockholders who receive cash in the merger a cost-effective way to cash out their investments, because Monarch will pay all transaction costs in connection with the merger proposal.

                Potential disadvantages to unaffiliated stockholders who remain as stockholders after the merger is completed and registration terminated include:

•
the fact that after the completion of the merger, Monarch will not be subject to the periodic reporting, proxy rules, the liability provisions and Section 16 of the Securities Exchange Act, and the provisions of Sarbanes-Oxley which, among other things, requires that Monarch’s officers certify the accuracy of its financial statements; and

•	decreased liquidity, as a result of there being fewer stockholders and Monarch’s stock will not be traded on the Nasdaq Capital Market.

Potential disadvantages to unaffiliated stockholders receiving cash in the merger include:

•
the fact that such stockholders will be required to surrender their shares involuntarily in exchange for a price determined by the board and would not have the opportunity to participate in any future growth and earnings of Monarch or to liquidate their shares at a time and price of their choosing; and

•	the tax consequences described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page __ below.

Operations of the Bank Following the Merger

                 Following the merger, Monarch and the bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Monarch immediately after the merger. Monarch and the bank’s charter and by-laws will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. The corporate existence of neither Monarch nor the bank will be affected by the merger. Monarch and the bank will continue to be regulated by the same agencies that regulated each entity before the merger.

Financing of the Merger

                The funds necessary to acquire shares of common stock in the merger, approximately $1,062,000, are anticipated to come from working capital at the holding company and from special dividends paid to Monarch by the bank. Although these dividends will reduce the capital of the bank, the bank will be well-capitalized both before and after the dividends.

Source of Funds and Expenses

                We estimate that approximately $1,062,000 will be required to pay for the shares of Monarch common stock exchanged for cash in the merger. We intend to finance the merger using existing capital. Additionally, Monarch will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees	$32.62

Legal fees	$80,000

Accounting fees	$10,000

Financial Advisory Fees	$30,000

Printing costs	$20,000

Transfer Agent Fees	$30,000

Other	$29,967

Total	$200,000
26

Certain Terms of the Merger

                The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

Effective Time of the Merger

                We are working to complete the merger during [__________], 2007 so that we will terminate our registration with the SEC by [__________], 2007. However, we cannot guarantee that the merger will be effective by the end of [__________], 2007.

                The merger will become effective at the time (i) of the filing with and acceptance for record of the certificate of merger by the Maryland State Department of Taxation and Assessments, or (ii) at such time as we specify in the certificate of merger. The certificate of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the stockholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See “— Conditions to Consummation of the Merger.”

Conversion and Exchange of Stock Certificates

                As soon as practicable after the merger is completed, we will mail to each stockholder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates. When these stockholders deliver their stock certificates to us along with the letter of transmittal and any other required documents, their stock certificates will be cancelled and they will be issued a check in the amount of $13.50 per share of common stock that is being cancelled in the merger.

                When the merger is completed, the shares of common stock owned by each stockholder receiving cash in the merger will automatically be converted into cash without any further action on the stockholder’s part. In order to receive the cash, however, such stockholders must deliver to Monarch their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by stockholders in connection with the cash payments or otherwise; and all expenses will be borne by Monarch. A stockholder will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the stockholder has surrendered his or her stock certificates to us. Each stockholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. Please Do Not Surrender Your Stock Certificates Until You Receive the Letter of Transmittal

Conditions to Consummation of the Merger

                The boards of directors of Monarch and Monarch Merger Corp. have approved the merger agreement and authorized the consummation of the merger. As the sole stockholder of Monarch Merger Corp., Monarch has approved the merger. The completion of the merger depends upon a number of events, including:

•	the approval of the merger and the merger agreement by the stockholders of Monarch;

•	the approval of the merger and the merger agreement by the stockholders of Monarch Merger Corp.;
27

•	the filing of a certificate of merger with the Maryland State Department of Taxation and Assessments; and

•	the receipt of all regulatory approvals, if any. See “— Regulatory Requirements.”

Amendment or Termination of the Merger Agreement

                The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of Monarch Merger Corp., generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

•	changes the amount or kind of consideration that you will receive for your shares of common stock;

•	changes any provision of Monarch’s articles of incorporation; or

•	changes any of the terms of the merger agreement, if the change would adversely affect your rights as a stockholder.

                No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

                The merger agreement may be terminated by the mutual consent in writing of Monarch and Monarch Merger Corp. at any time before the filing of a certificate of merger with the Maryland State Department of Taxation and Assessments. At this time, the parties have no intention of terminating the merger agreement.

Regulatory Requirements

                Except for the filing of the certificate of merger with the Maryland State Department of Taxation and Assessments upon the approval of the merger by the Monarch stockholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

Rights of Dissenting Stockholders, Access to Corporate Files, Appraisal Services

                Under applicable Maryland laws and Monarch’s articles of incorporation and bylaws, Monarch’s stockholders do not have the right to dissent from the merger and to receive the fair value of their shares in cash. However, Maryland law does give a stockholder of Monarch the right to bring an action in Baltimore County Circuit Court to establish that the acts of the board of directors are illegal, fraudulent or willfully unfair and oppressive to Monarch or to the stockholder. Stockholders also have a right to bring an action against the board to establish that actions taken by the board constituted a breach of their fiduciary duties. If successful in any such action, the stockholder would be entitled to obtain the purchase price for the fair value of his or her shares, or in the alternative, an injunction against completion of the merger.

                Except as provided in this proxy statement under the captions “Where You Can Find More Information” and “May I obtain a copy of Donnelly Penman’s valuation report”, there have been no provisions established to grant unaffiliated security holders access to Monarch’s corporate files or to obtain counsel or appraisal services at Monarch’s expense.

Accounting Treatment

                The accounting treatment of the merger will be in accordance with accounting principles generally accepted in the United States of America. For shares that are exchanged for cash, the line item captioned “Common Stock” on the Stockholders’ Equity section of Monarch’s balance sheet will be reduced by the par value of the shares exchanged and the line item “Capital Surplus” will be reduced by the excess of the purchase price over the par value. For shares that remain outstanding, there will be no accounting impact.

28

Material U.S. Federal Income Tax Consequences of the Merger

                The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

                The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Monarch does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, Monarch does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

                This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	stockholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including IRAs;

•	insurance companies;

•	dealers in securities; and

•	stockholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Stockholders Who Retain Their Shares.

                If you are a stockholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Stockholders Who Receive Cash for their Shares.

                If you are a stockholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by Monarch under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock. The gain or loss will be measured by the difference between the amount of cash received, $13.50 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock for more than one year at the time the merger is completed.

                Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) “not essentially equivalent to a dividend,” (ii) “substantially disproportionate” with respect to the stockholder or (iii) completely terminates the stockholder’s interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a stockholder’s percentage interest in Monarch immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a stockholder as owning (i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the stockholder has an option to acquire.

29

If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in Monarch, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to Monarch, Monarch Merger Corp. and the Bank.

                Neither Monarch, Monarch Merger Corp. nor the bank will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

                Certain stockholders of Monarch may be subject to backup withholding on the cash payments received for their shares of common stock. Backup withholding will not apply, however, if you furnish to Monarch a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

                Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer’s federal income taxes, that taxpayer may obtain a refund from the IRS.

                This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

Pro Forma Effect of the Merger

                The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on Monarch’s financial statements as of and for the _____ months ended [__________], 2007 and as of and for the year ended December 31, 2006. Management has prepared this information based on its estimate that Monarch will pay $13.50 to stockholders in lieu of fractional shares in the merger. Please see “Pro Forma Financial Information” for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Financial Data
(In thousands except per share data)

	As of and for the _____ months ended [__________], 2007	As of and for the year ended December 31, 2006

Net interest income	$	$8,680
Provision for loan losses		0
Non-interest income		3,122
Non-interest expense		9,710
Income taxes		544
Net earnings	$	$1,548

PER COMMON SHARE
Basic earnings per share	$	$0.63
Diluted earnings per share		0.63
Book value	$	$11.56

AT PERIOD END
Assets	$	$289,987
Stockholders’ equity		39,986
Common shares outstanding		2,534
Weighted average shares outstanding		2,466

30

Termination of Securities Exchange Act Registration

                Monarch’s common stock is currently registered under the Securities Exchange Act and quoted on the Nasdaq Capital Market. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Monarch common stock. Upon the completion of the merger, Monarch will have approximately 110 stockholders of record. We intend to apply for termination of the registration of Monarch’s common stock under the Securities Exchange Act as promptly as possible after the effective date of the merger. In addition, Monarch’s common stock will cease to be traded on the Nasdaq Capital Market and any trading in our common stock after the merger will only occur on the OTC Bulletin Board, in the “pink sheets,” or in privately negotiated transactions.

                Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Monarch to its stockholders and to the Securities and Exchange Commission. After termination of registration with the SEC, Monarch will no longer be required to file periodic reports under Section 13 of the Securities Exchange Act like the Annual Report on Form 10-K, the Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. In addition, other provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16 and the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a) would cease to apply to Monarch 90 days after it files the required Form 15 terminating its registration under the Securities Exchange Act. The requirements of Rule 13e-3 regarding “going private” transactions, will also no longer apply to Monarch.

                 We estimate that termination of the registration of Monarch common stock under the Securities Exchange Act will save Monarch approximately $126,000 per year in legal, accounting, printing, management time and other expenses per year.

31

INFORMATION REGARDING THE
SPECIAL MEETING OF STOCKHOLDERS

Time and Place of Meeting

                We are soliciting proxies through this proxy statement for use at a special meeting of Monarch stockholders. The special meeting will be held at [__________] on [__________], 2007, at Monarch Community bank’s Main Office at 375 North Willowbrook Road, Coldwater, Michigan 49036.

Record Date and Mailing Date

                The close of business on [Record Date], is the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to stockholders on or about [__________], 2007.

Number of Shares Outstanding

                As of the close of business on the record date, Monarch had 20,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value authorized, of which 2,533,781 common shares and no shares of preferred stock were issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

Purpose of Special Meeting

The purposes of the special meeting are:

1.
To consider and act upon a proposal to approve the merger of Monarch Merger Corp., a wholly-owned subsidiary of Monarch, with and into Monarch as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Monarch common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 1,000 shares of common stock (other than an employee of Monarch), will be converted into, and will represent the right to receive from Monarch $13.50 cash per share; and (b) each share of Monarch common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 1,000 or more shares of common stock will continue to represent one share of Monarch common stock after the merger.

2.
To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

Voting at the Special Meeting

                The merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. On [Record Date], Monarch’s directors and executive officers owned, directly or indirectly, 182,000 shares, representing approximately 7.2%, of the approximately 2,533,781 outstanding shares of common stock as of that date. Each of the executive officers and directors has indicated that he intends to vote his shares in favor of the proposed merger.

Dissenters’ Rights

                The applicable Maryland Laws do not entitle stockholders of Monarch to dissent from the merger. See “Description of the Merger-Dissenters’ Rights.”

Procedures for Voting by Proxy

                If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

32

                You can revoke your proxy at any time before it is voted by delivering to Andrew J. Van Doren, Secretary, 375 North Willowbrook Road, Coldwater, Michigan 49036, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Stockholder Approval

                A quorum will be present at the meeting if one-third of the shares of Monarch common stock entitled to vote are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the merger requires the affirmative vote of a majority of the shares of Monarch entitled to vote on Proposal 1. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

                Based on the 2,533,781 shares outstanding as of the record date, a quorum will consist of  844,594 shares represented either in person or by proxy. Based on the 2,533,781 shares outstanding as of the record date, the minimum number of votes required to be cast in favor of the proposal in order to approve the merger is 1,266,891.

                Abstentions.   A stockholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of stockholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, an abstention has the effect of a vote against the proposal.

                Broker Non-Votes.   Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, a broker non-vote has the effect of a vote against the proposal.

Solicitation of Proxies

                Proxies are being solicited by our board of directors, and Monarch will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

INFORMATION ABOUT MONARCH AND ITS AFFILIATES

General

                Monarch was incorporated in March 2002 under Maryland law to hold all of the common stock of the bank, which was formerly known as Branch County Federal Savings and Loan Association. The bank converted to a stock savings institution effective August 29, 2002. In connection with the conversion, Monarch sold approximately 2.3 million shares of its common stock in a subscription offering. In 2004 Monarch completed its acquisition of MSB Financial, Inc., parent company of Marshall Savings Bank. In connection with the acquisitions, Marshall Savings Bank was subsequently merged with and into the bank. Monarch’s executive offices are located at 375 North Willowbrook Road, Coldwater, Michigan 49036, and its telephone number is 517-278-4566.

                The bank provides a broad range of banking services to its primary market area of Branch, Calhoun and Hillsdale counties, Michigan. The bank owns 100% of First Insurance Agency. The bank’s principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to-four family residences, loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate. The bank also originates a variety of consumer loans. The bank’s revenues are derived principally from

33

interest on loans, investment securities and overnight deposits, as well as from sales of loans and fees and charges on deposit accounts.

                The bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from six months to 60 months. The bank solicits deposits in its market area and utilizes brokered deposits. At December 31, 2006, the bank had assets of $290.0 million, deposits of $192.6 million and stockholders’ equity of $40.0 million.

Monarch Merger Corp.

                Monarch Merger Corp. is a newly-formed Maryland corporation, organized solely for the purpose of facilitating the merger transaction. Monarch Merger Corp. will merge into Monarch and will cease to exist after the merger. Monarch Merger Corp. has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. Monarch Merger Corp. has no significant assets, liabilities or stockholders’ equity. The address and telephone number of Monarch Merger Corp.’s principal offices are the same as Monarch.

                Monarch Merger Corp. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Directors and Executive Officers of Monarch

                The following sets forth certain information with respect to Monarch’s executive officers as of [__________], 2007.

                Donald L. Denney, Age 56, President and Chief Executive Officer and Director of Monarch Community Bancorp, Inc. and Monarch Community Bank since September, 2004. From April 2004 to September 2004, Vice President, Monarch Community Bank. From 1996-2004, Mr. Denney was President and Chief Lending Officer, Farmers Citizens Bank, Bucyrus, Ohio. Previously, he served as Community President for Bank One in Michigan from 1988-1996. Mr. Denney has 35 years experience in banking.

                William C. Kurtz, Age 48, Senior Vice President and COO. Mr. Kurtz has been employed by Monarch Community Bank since 1997. He has held the positions of Chief Financial Officer, Controller, Head of Consumer and Mortgage Lending, and Compliance Officer. He holds a Bachelor of Business Administration degree from Western Michigan University and has been a Certified Public Accountant since 1982.

                Ralph A. Micalizzi, Jr., Age 44, appointed Vice President, Chief Financial Officer, and Treasurer on February 16, 2006. He joined Monarch Community Bank as Internal Auditor in February 2005; became bank Vice President and Chief Accountant in October, 2005; and bank Chief Financial Officer and Treasurer on February 16, 2006. Previously, Mr. Micalizzi served as Chief Financial Officer of United Midwest Savings Bank, Columbus Ohio; Chief Financial Officer of First Central Bank, Lenoir City, Tennessee, Vice President of Corporate Accounting Department for First American Corporation, Nashville, Tennessee; Vice President and Internal Auditor, Southeast Bancorp, Inc., Corbin Kentucky; and was employed for 10 years by public accounting firms. He holds a Bachelor of Accounting degree from Florida International University and has been a Certified Public Accountant since 1992.

                Andrew J. Van Doren, Age 58, Vice President, Secretary, and General Counsel for Monarch Community Bancorp, Inc. since Monarch was formed in 2002. He has been employed by Monarch Community Bank since 2001 as Vice President, Secretary, General Counsel, and Chief compliance Officer. Prior to coming to the bank, Mr. Van Doren was President of Biringer, Hutchinson, Van Doren, Lillis, and Bappert, P.C., a law firm in Coldwater, Michigan, which he joined in 1983. Mr. Van Doren holds a B.A. from Western Michigan University and a Juris Doctor degree from Northwestern University School of Law.

                 Eric C. Cook, Age 36, Vice President of Monarch since April 15, 2004. Mr. Cook began his banking career 1992 with Marshall Savings Bank. He currently is employed by Monarch Community Bank as Vice President and Regional President in Marshall, with responsibility for the bank’s northern operations. Mr. Cook

34

holds a B.A. from Alma College, an M.B.A from Western Michigan University’s Haworth School of Business, and has completed the Graduate School of Banking at the University of Wisconsin. He serves on several Michigan Bankers Association committees.

                Monarch’s executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of Stockholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

                Set forth below is biographical information regarding each of our directors other than Mr. Denney whose information is set forth above:

Craig W. Dally	60
Director since 1992.  Vice President, Treasurer and General Manager of Dally Tire Co., a retail and commercial tire reseller with over $1 million in sales located in Coldwater, Michigan. Mr. Dally has served in this capacity for over 20 years.

Richard L. Dobbins	62
Director since April, 2004. Previously served as a Director of MSB Financial, Inc. and Marshall Savings Bank, F.S.B. from 1974 to 2004. Mr. Dobbins is an attorney in private practice since 1973, and is President of North Concord Farms, Inc., North Parma Farms, Inc., and Dobbins Farms, Inc. From 1990 to 2002, he was a director of Caster Concepts, Inc., a manufacturer of industrial wheels and casters in Albion, Michigan.

Harold A. Adamson	66
Director since 1988.  Former Chief Executive Officer of Plastic Technology Center, a non-profit organization located in Angola, Indiana from 1995 through 2001. During 2002 and until June 2003, Mr. Adamson was the Assistant Director of Kellogg Community College’s Grahl Center. Mr. Adamson currently is the Chair of the School of Business and of Liberal Arts, Miller College, Battle Creek, Michigan.

Lauren L. Bracy	72	Director since 1991. President and Chief Executive Officer of Bracy & Jahr, Inc., a masonry and building contractor firm located in Quincy, Michigan, and has served in that capacity for over 31 years.

James R. Vozar	71	Director since 1987. Owner of the James R. Vozar Insurance Agency, located in Quincy Michigan, since 1967.

Martin L. Mitchell	56
Director since April 2004. Previously served as Director of MSB Financial, Inc. and Marshall Savings Bank, F.S.B. from 1987 to 2004. In 2004, Dr. Mitchell became President and Chief Executive Officer of Starr Commonwealth, a non-profit organization serving youth and their families with campuses in Albion, Battle Creek and Detroit, Michigan and Columbus and Van Wert, Ohio. Previously he was Executive Vice President and Chief Operations Officer 2002-2004, Vice President and COO 1999-2002, and Vice President of Program from 1981-1999. Dr. Mitchell has served on the Board of Directors of Olivet College, Olivet Michigan since 1995.

Stephen M. Ross	63
Director since 1994.  Appointed Chairman in 2004. From 1980 until August, 2003, Mr. Ross was Senior Vice President of the Hillsdale Division of Eagle-Picher, Inc., an automotive supplier. Mr. Ross currently is Vice President of Sales and Marketing for Southern Michigan Tool and Machine, an automotive parts supplier in Hillsdale, Michigan.

35

Gordon L. Welch	60
Director since 1986, currently employed by Michigan Gas Utilities a division of WPSR. WPSR is a publicly traded gas and electric holding company headquartered in Green Bay WI. Previously, Mr. Welch was employed by Aquila as an Economic Development Director and prior to that as a Natural Gas Commodity Broker.

                All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at Monarch is 375 North Willowbrook Road, Coldwater, Michigan 49036, telephone (517) 278-4566.

Voting Securities and Principal Holders Thereof

                The following table sets forth information as of ___________, 2007 with respect to the persons and groups known to Monarch to be the beneficial owners of more than five percent of Monarch’s common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

	Prior to Merger			After Merger

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

5% or more beneficial owners:

Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	215,520	(1)	8.5%	215,520	8.8%

Monarch Community Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”) 375 North Willowbrook Road Coldwater, Michigan 49036	166,365	(2)	6.6%	166,365	6.8%

(1)	Based upon information disclosed in Schedule 13D filed with the SEC on June 10, 2004.

(2)
Shares of Common Stock were acquired by the ESOP in the bank’s conversion from mutual to stock form (the “Conversion”). The ESOP Committee administers the ESOP. First Bankers Trust Company has been appointed as the corporate trustee for the ESOP (“ESOP Trustee”). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of February 13, 2007, 73,790 shares have been allocated to ESOP participants’ accounts.

36

	Prior to Merger			After Merger

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Harold A. Adamson, Director	11,619	(2)	*	11,619	*

Lauren L. Bracy, Director	34,689	(3)	1.3%	34,689	1.4%

Eric Cook, Executive Officer	6,490	(4)	*	6,490	*

Craig W. Dally, Director	9,819	(5)	*	9,819	*

Donald L. Denney, President, CEO and Director	31,712	(6)	1.2%	31,712	1.3%

Richard L. Dobbins, Director	24,773	(7)	*	24,773	1.0%

William C. Kurtz, Executive Officer	23,646	(8)	*	23,646	*

Ralph A. Micalizzi, Jr. Executive Officer	1,340	(9)	*	1,340	*

Martin L. Mitchell, Director	16,132	(7)	*	16,132	*

Stephen M. Ross, Chairman and Director	22,419	(2)	*	22,419	*

Andrew J. Van Doren, Executive Officer	29,834	(10)	1.1%	29,834	1.2%

James R. Vozar, Director	21,919	(2)	*	21,919	*

Gordon L. Welch, Director	11,919	(2)	*	11,919	*

All directors and executive officers as a group (13 persons)	246,311	(12)	9.5%	246,311	10.0%

______________________

(1)
Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power, however, includes shares in the 2003 Recognition and Retention Plan that have not yet vested.

(2)	Includes 5,952 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Includes 12,500 shares owned by Bracy & Jahr, Inc. where Mr. Bracy is President and Chief Executive Officer and 5,952 shares issuable upon the exercise of options exercisable within 60 days.

(4)	Includes shares held jointly with spouse and in 401(k) Plan and Employee Stock Ownership Plan.

(5)	Includes 100 shares owned by Dally Tire Company where Mr. Dally is Vice President, Treasurer and General Manager, and 5,952 shares issuable upon the exercise of options exercisable within 60 days.

(6)	Includes shares held in 401(k) Plan and Employee Stock Ownership Plan that have not yet vested, and 8,000 shares issuable upon the exercise of options exercisable within 60 days.

(7)	Includes 3,968 shares issuable upon the exercise of options exercisable within 60 days.

(8)	Includes 6,942 shares issuable upon the exercise of options exercisable within 60 days.

(9)	Includes shares held in 401(k) plan and Employee Stock Ownership Plan that have not yet vested, and 500 shares issuable upon the exercise of options exercisable within 60 days.

(10)	Includes shares held in 401(k) and ESOP, and 5,550 shares issuable upon the exercise of options exercisable within 60 days.

(11)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

(12)	Includes a total of 64,640 shares issuable upon the exercise of options exercisable within 60 days.

*	Less than 1% ownership as a percent of class.
37

Recent Affiliate Transactions in Monarch Stock

                There were no transactions in Monarch’s common stock by its affiliates which have occurred over the last sixty days.

Stock Repurchases by Monarch

                During the past two years, Monarch has repurchased the following shares of its common stock:

Date	# of Shares	Price per Share		Cost

01/30/2006	30,000	$12.05		$361,500
02/09/2006	10,000	11.87		118,700
02/14/2006	10,000	11.86		118,600
08/08/2006	20,000	11.55		231,000
08/23/2006	5,000	11.80		59,000
08/31/2006	5,000	11.60		58,000
09/13/2006	97,300	11.96		1,163,708

Total	177,300	$11.91	*	$2,110,508

* Average price per share computed based on purchase price weighted by number of shares acquired.

Market for Common Stock and Dividend Information

                Monarch’s common stock is quoted on the Nasdaq Capital Market under the symbol “MCBF.” The table below sets forth the high and low sales prices for the common stock from January 1, 2005, through [__________], 2007 as reported by the Nasdaq Capital Market, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	High		Low		Dividend Declared

2007
First Quarter		$12.50		$10.05	$0.07
Second Quarter (to-date)	$		$		$0.07

2006
First Quarter		$12.80		$11.02	$0.06
Second Quarter		$13.00		$11.07	$0.06
Third Quarter		$12.63		$10.90	$0.06
Fourth Quarter		$11.25		$10.03	$0.06

2005
First Quarter		$14.33		$12.00	$0.05
Second Quarter		$14.33		$11.75	$0.05
Third Quarter		$13.75		$12.00	$0.05
Fourth Quarter		$12.59		$10.50	$0.06

                As of [Record Date], there were approximately 580 common stockholders of record, not including beneficial owners whose shares may be registered in “street” name.

                After the merger, the Monarch common stock will no longer be quoted on the Nasdaq Capital Market or be eligible for trading on an exchange. Monarch will not be required to file reports under the Securities Exchange Act, and its common stock will not be registered under the Securities Exchange Act. Monarch anticipates that its stock will continue to be quoted in the over-the-counter market on the OTC Bulletin Board and on the “Pink Sheets.” The “Pink Sheets” is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Stifel Nicolaus & Co. and Keefe, Bruyette & Woods, Inc. have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

38

Description of Common Stock

                Monarch is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. The authorized but unissued and unreserved shares of common stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans.

                Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Monarch. Except as provided below, each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock. Monarch’s charter provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit. If Monarch issues preferred stock, the holders of preferred stock may also possess voting rights.

                Dividends. Monarch has consistently issued dividends to the holders of the common stock, who are and will continue to be entitled to share equally in any such dividends. For additional information as to dividends, see “Dividend Policy” below. If Monarch issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

                Liquidation. In the unlikely event of the complete liquidation or dissolution of Monarch, holders of the common stock would be entitled to receive all assets of Monarch available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of Monarch; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

                Other Characteristics. Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of common stock of Monarch without first offering such shares to existing stockholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by Monarch of the full purchase price therefor are fully paid and nonassessable.

                Preferred Stock.  The board may issue preferred stock with such preferences and designations as the board may from time to time determine. The board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock.

                Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Registrar and Transfer Company, Cranford, New Jersey.

Dividend Policy

                Future dividend payments may be made at the discretion of Monarch’s board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

39

SELECTED HISTORICAL FINANCIAL DATA Financial Condition Data:

	As of		At December 31,
	[______], 2007	2006	2005	2004	2003	2002

		(in thousands)

Assets		$289,987	$277,068	$275,448	$203,123	$197,985
Loans, net		230,247	213,097	219,373	141,225	145,162
Cash and cash equivalents		15,297	16,286	15,649	27,331	20,207
Securities available for sale		13,706	14,337	8,057	19,648	17,160

Securities held to maturity		228	247	267	286	274
Deposits		192,572	174,715	169,573	107,240	106,744
Borrowed Funds		54,476	59,562	65,955	57,384	52,500
Stockholders’ Equity		39,986	40,576	39,419	37,430	36,949
Book value per share		$15.78	$14.97	$14.55	$15.60	N/A

Operating Data:

			For Years Ended December 31,
	Year to Date
	[_____], 2007	2006	2005	2004	2003	2002

		(in thousands)

Interest Income		$17,287	$15,231	$13,818	$12,053	$12,931
Interest Expense		8,607	6,567	6,173	6,060	6,466

Net interest income before provision For loan losses		8,680	8,664	7,645	5,993	6,465
Provision for loan losses		—	(385)	4,875	1,266	397

Net interest income after provision for loan losses		8,680	9,049	2,770	4,727	6,068
Non-interest income		3,122	3,399	3,425	2,925	2,159
Non-interest expense		9,710	10,503	9,978	6,737	6,798

Income before income tax expense		2,092	1,945	(3,783)	915	1,429
Income tax expense		544	505	(1,272)	251	415

Net Income		$1,548	$1,440	$(2,511)	664	1,014

Basic earnings per share		$0.63	$0.57	$(1.05)	$0.31	N/A
Diluted earnings per share		$0.63	$0.57	$(1.05)	$0.31	N/A

			At or for the Year Ended December 31,
	At
	[______], 2007	2006	2005	2004	2003	2002

Return on assets (net income as a percentage of average total assets)		0.54%	0.52%	-0.97%	0.32%	0.54%
Return on equity (net income as a percentage of average equity)		3.85%	3.59%	-6.53%	1.80%	4.08%
Equity-to-assets ratio (average equity as a percentage of average total assets)		14.09%	14.51%	14.81%	17.78%	13.24%
Interest rate spread		3.26%	3.14%	3.15%	2.69%	3.58%
Net interest margin for period		3.42%	3.56%	3.33%	3.11%	3.85%
Non-interest expense, as a percentage of average total assets		4.17%	4.85%	4.40%	4.67%	3.62%
Allowance for possible loan losses as a percentage of total loans		0.87%	1.35%	2.83%	1.81%	1.18%
Non-performing assets as a percentage of total assets		0.74%	1.31%	2.23%	2.94%	2.53%
Dividend Payout Ratio		40.70%	39.44%	-20.98%	71.69%	0.00%

40

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(In thousands except per share data)

                The following unaudited pro forma condensed consolidated balance sheet as of [__________], 2007 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2006 and [_____] month period ended [__________], 2007 (the “Pro Forma Earnings Statement”), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at [__________], 2007, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2006, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by Monarch after consummation of the merger.

                 The pro forma information does not purport to represent what Monarch’s results of operations actually would have been if the merger had occurred on January 1, 2006.

Pro Forma Consolidated Financial Statements (Unaudited)

                The following unaudited pro forma consolidated balance sheet as of [__________], 2007 and the unaudited pro forma consolidated income statements for the year ended December 31, 2006, and the _____ months ended [__________], 2007, give effect to the following:

                •      We have assumed that the merger occurred as of [__________], 2007, for the purposes of the consolidated balance sheet, and as of January 1, 2006, respectively, with respect to the consolidated income statements for the year ended December 31, 2006, and the [_____] months ended [__________], 2007.

• We have assumed that a total of 78,701 shares are cashed out in the merger at a price of $13.50 per share for a total of $1,062,464.

• We have assumed that all of the cash required to consummate the merger will be provided from working capital of Monarch.

                •      We have adjusted for anticipated cost savings, estimated to be approximately $126,000 for the year ended December 31, 2006 and $_______ for the [_____] months ended [__________], 2007. The applicable incremental federal income tax rate is assumed to be 25%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Securities Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Securities Exchange Act will be higher in later periods.

41

MONARCH COMMUNITY BANCORP, INC. PRO FORMA CONSOLIDATED BALANCE SHEET [__________], 2007 (Unaudited)

(In thousands, except share and per share data)

As of [__________], 2007

	Historical	Pro Forma Adjustments	Pro Forma Combined

(Unaudited)
ASSETS
Cash and non-interest bearing deposits
Interest bearing deposits in other financial institutions
Federal funds sold
Total cash and cash equivalents
Time deposits with other financial institutions
Securities available for sale
Securities held to maturity
Federal Home Loan Bank (FHLB) stock
Total securities
Loans held for sale
Loans:
Commercial and agricultural
Installment
Real estate mortgage
Total loans
Allowance for loan losses
Net loans
Premises and equipment, net
Accrued interest receivable
Bank owned life insurance
Other assets
Total assets
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing
Interest bearing
Total deposits
Accrued interest payable
Federal funds purchased
FHLB borrowings
Other liabilities
Total liabilities
STOCKHOLDERS’ EQUITY
Common stock: $0.01 par value, ___________ shares authorized;
2,533,781 shares outstanding at [__________], 2007 and
2,455,080 as adjusted
Additional paid in capital
Retained earnings
Accumulated other comprehensive income, net of tax of $___ of [__________], 2007
Total stockholders’ equity
Total liabilities and stockholders’ equity
42

PRO FORMA CONSOLIDATED INCOME STATEMENT YEAR ENDED DECEMBER 31, 2006 (Unaudited)

(In thousands, except share and per share data)

	Year Ended December 31, 2006

	Historical	Year-Ended: Pro Forma Adjustments	Pro Forma Combined

Interest and Dividend Income		—
Loans, including fees	$16,107	—	$16,107
Securities: Taxable	538	—	538
Tax exempt	35	—	35
FHLB stock	227	—	227
Federal funds sold and other	380	—	380

Total interest and dividend income	17,287	—	17,287

Interest expense
Deposits	5,418	—	5,418
FHLB borrowing and other debt	3,189	—	3,189

Total interest expense	8,607	—	8,607

Net interest income	8,680	—	8,680
Provision for loan losses	—	—	—

Net interest income after provision for loan losses	8,680	—	8,680
Non-interest income		—
Service charges on deposits	1,699	—	1,699
Net gains on sales of loans	362	—	362
Investment commission fees	33	—	33
Other	1,028	—	1,028

Total non-interest income	3,122	—	3,122
Non-interest expense
Salaries and employee benefits	4,967	—	4,967
Occupancy and equipment	1,020	—	1,020
Other	3,723	(126)	3,597

Total non-interest expense	9,710	(126)	9,584
Income before income tax expense	2,092	126	2,218
Income tax expense	544	33	577

Net income	$1,548	93	$1,641

Basic earnings per share	$0.63	$0.04	$0.67
Diluted earnings per share	$0.63	$0.04	$0.67

Assumes $126,000 in cost savings ($21,600 accounting fees; $21,200 securities counsel; $6,600 corporate communications; $26,600 SEC filings; $50,000 internal compliance costs).
43

PRO FORMA CONSOLIDATED INCOME STATEMENT _____ MONTHS ENDED [__________], 2007 (Unaudited)

(In thousands, except share and per share data)

_____ Months Ended /__________/, 2007:

	Historical	Pro Forma Adjustments	Pro Forma Combined

Interest and Dividend Income
Loans, including fees
Securities: Taxable
Tax exempt
FHLB stock
Federal funds sold and other
Total interest and dividend income
Interest expense
Deposits
FHLB borrowing and other debt
Total interest expense
Net interest income
Provision for loan losses
Net interest income after provision for loan losses
Non-interest income
Service charges on deposits
Net gains on sales of loans
Investment commission fees
Other
Total non-interest income
Non-interest expense
Salaries and employee benefits
Occupancy and equipment
Other
Total non-interest expense
Income before income tax expense
Income tax expense
Net income
Basic earnings per share
Diluted earnings per share

Assumes $126,000 in cost savings ($21,600 accounting fees; $21,200 securities counsel; $6,600 corporate communications; $26,600 SEC filings; $50,000 internal compliance costs).
44

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (unaudited)

(in thousands)

Ratio of earnings to fixed charges	Year Ended 12/31/2006	Year ended 12/31/2005	Pro Forma Year ended 12/31/2006	____ months ended __/__/2007	Pro Forma ____ months ended __/__/2006	Pro Forma ____ months ended __/__/2007

Earnings
Add
Pretax income	$2,092	$1,945	$2,218
Fixed charges	8,592	6,571	8,592
Amortization of capitalized interest	—	—	—
Distributed income of equity investees	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—
Less
Interest capitalized	—	—	—

Preference security dividend requirements	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—

Total earnings	$10,684	$8,516	$10,810

Fixed Charges

Interest expensed& capitalized	8,607	6,567	8,607
Amortized premiums, discounts and capitalized expenses	(15)	4	(15)
Interest within rental expense	—	—	—
Preference security dividend requirements of consolidated subs	—	—	—

Total fixed charges	$8,592	$6,571	$8,592

Ratio of earnings to fixed charges	124.35%	129.60%	125.81%
45

PRO FORMA BOOK VALUE PER SHARE (UNAUDITED)

(in thousands except share and per share data)

	Actual 12/31/2006	Pro Forma Adjustments	Pro Forma Combined

Common stock-$0.01 par value, authorized 20,000,000 shares; 2,533,781 shares issued and outstanding	$25		$25
Capital surplus	26,191	(1,062)	25,129
Retained earnings	15,319	93	15,412
Accumulated other comprehensive income (loss)	(63)		(63)
Unearned compensation	(1,486)		(1,486)

Total stockholders’ equity	39,986	(969)	39,017

Outstanding shares 12/31/2006	2,533,781	(78,701)	2,455,080

Book value per share 12/31/2006	$15.78	0.11	$15.89

FUTURE STOCKHOLDER PROPOSALS

            In the event the merger proposal is not approved by the stockholders or, if approved, is not ultimately completed, then stockholders may submit proposals for consideration at the 2008 annual meeting of stockholders under Rule 14a-8 of the 1934 Act. Stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Monarch Community Bancorp, Inc., Attention: Andrew J. Van Doren, 375 North Willowbrook Road, Coldwater, Michigan 49036.

WHERE YOU CAN FIND MORE INFORMATION

                Monarch files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.W., Washington, D.C. 20549.

                The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Monarch, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                Monarch and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

                The SEC allows Monarch to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

                This document incorporates by reference the documents listed below that Monarch has filed previously with the SEC. They contain important information about Monarch and its financial condition.

46

•	Monarch’s Annual Report on Form 10-K for the year ended December 31, 2006.

•	Monarch’s Quarterly Report on Form 10-Q, as amended, for the quarter ended _____________, 2007.

                We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Andrew J. Van Doren, General Counsel, 375 North Willowbrook Road, Coldwater, Michigan 49036. His telephone number is (517) 278-4567.

                These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

                We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

Andrew J. Van Doren
Secretary
47

APPENDIX A Agreement and Plan of Merger
48

Agreement and Plan of Merger
Between
Monarch Community Bancorp, Inc.
and
Monarch Merger Corp.

                AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of February 15, 2007, by and between Monarch Merger Corp., a Maryland corporation (“Merger Co.”), and Monarch Community Bancorp, Inc., a Maryland corporation (“Monarch”).

                WHEREAS, Monarch is a corporation duly incorporated and validly existing under the laws of the State of Maryland, with authorized capital stock consisting of 20,000,000 shares of common stock, $0.01 par value per share (the “Monarch Common Stock”), of which 2,533,781 are issued and outstanding as of the date hereof; and

                WHEREAS, Merger Co. is a corporation duly incorporated and validly existing under the laws of the State of Maryland, with authorized capital stock consisting of 100 shares of common stock, $0.01 par value per share (“Merger Co. Common Stock”), of which 100 shares are issued and outstanding as of the date hereof; and

                WHEREAS, it is proposed that Merger Co. merge with and into Monarch (the “Merger”), so that Monarch is the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger; and

                WHEREAS, the respective Boards of Directors of Monarch and Merger Co. have declared that the proposed Merger is advisable on substantially the terms and conditions set forth herein and that the proposed Merger is in the best interest of the respective corporations and stockholders.

                NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger, (b) the mode of carrying the same into effect, and (c) the manner and basis of converting the shares of the constituent corporations into cash, shares or obligations of the Surviving Corporation, the parties agree as follows:

ARTICLE I
THE MERGER

                1.1           The Merger. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Title 3 of the Maryland General Corporation Law (the “MGCL”), at the Effective Time (as defined in Section 1.2), Merger Co. shall merge with and into Monarch and Monarch shall survive the Merger and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be “Monarch Community Bancorp, Inc.”

                1.2           Effective Time. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the stockholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, Articles of Merger meeting the requirements of Section 3-109 of the MGCL shall be transmitted to the Maryland State Department of Assessments and Taxation (the “Department”). The Merger shall become effective on the date and at the time (the “Effective Time”) specified in the Articles of Merger as filed with the Department.

                1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

                1.4           Treatment of Monarch Common Stock; Conversion of Merger Co. Common Stock.

                (a)           At the Effective Time, by virtue of the Merger and without any action on the part of any Holder (as hereinafter defined) of any share of Monarch Common Stock (a “Monarch Share”), the following shall occur:

                (i)            Each issued and outstanding Monarch Share owned of record by a Qualified Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock, par value $0.01 per share, of the Surviving Corporation without any change therein.

                (ii)           Each issued and outstanding Monarch Share owned of record by a Cashed-Out Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving Corporation in the amount of $13.50 per share (the “Cash Merger Consideration”) and Cashed-Out Holders shall cease to have any rights as stockholders of Monarch or the Surviving Corporation except such rights, if any, as they may have pursuant to the MGCL and, except as aforesaid, their sole right shall be the right to receive the Cash Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented Monarch Shares.

                (b)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Merger Co. Common Stock (a “Merger Co. Share”), each issued and outstanding Merger Co. Share shall be converted into the right to receive cash from the Surviving Corporation in the amount of $0.01 per share, and the holders of certificates representing such shares shall cease to have any rights as stockholders of Merger Co. or the Surviving Corporation except such rights, if any, as they may have pursuant to the MGCL, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented Merger Co. Shares.

                (c)           Except as contemplated by Section 1.6 hereof, in no event shall any Holder holding, of record, as of the close of business on the day immediately preceding the Effective Time, one thousand (1,000) or more Monarch Shares in the aggregate be entitled to receive Cash Merger Consideration with respect to the Monarch Shares so held. It shall be a condition precedent to the right of any Holder to receive Cash Merger Consideration, if any, payable with respect to the Monarch Shares held by such Holder, that such Holder certify to Monarch in the letter of transmittal delivered by Monarch that such Holder held of record as of the close of business on the day immediately preceding the Effective Time fewer than one thousand (1,000) Monarch Shares in the aggregate.

2

1.5 Certain Definitions.

                (a)           The term “Qualified Holder” shall mean a Holder of Monarch Shares who holds of record one thousand (1,000) or more Monarch Shares as of the close of business on the day immediately preceding the Effective Time or who is an employee of Monarch or any of its direct or indirect subsidiaries as of the close of business on the day immediately preceding the Effective Time.

(b) The term “Cashed-Out Holder” shall mean a Holder of Monarch Shares who is not a Qualified Holder.

                (c)           The term “Holder” shall mean any record holder or holders of Monarch Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record stockholders of Monarch.

                1.6           Maximum Number of Qualified Holders.  Notwithstanding the foregoing, if the number of Qualified Holders otherwise meeting the definition set forth in Section 1.5(a) exceeds two hundred seventy (270), only the two hundred seventy (270) Holders holding the greatest number of Monarch Shares as of the close of business on the day immediately preceding the Effective Time shall be considered Qualified Holders hereunder. To the extent Monarch cannot determine the two hundred seventy (270) Holders holding the greatest number of Monarch Shares due to the ownership of the same number of Monarch Shares, such ties will be broken by Monarch based on the length of stock ownership.

                1.7           Resolution of Issues.  Monarch (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Monarch stockholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I including, without limitation, any questions as to whether a person is a Qualified Holder or a Cashed-Out Holder and any questions as to the number of Monarch Shares held by a Holder of Monarch Shares. All determinations by Monarch under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Monarch or any other person or entity with respect thereto.

                1.8           Articles of Incorporation.  The Articles of Incorporation of Monarch in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                1.9           Bylaws. The Bylaws of Monarch in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                1.10         Board of Directors of Surviving Corporation.  The directors of Monarch immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or

3

appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

                1.11         Officers. The officers of Monarch immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

ARTICLE II
STOCK CERTIFICATES

                2.1           Certificates Held by Qualified Holders. From and after the Effective Time, certificates representing Monarch Shares held by a Qualified Holder shall be deemed to evidence the same number of shares of common stock of the Surviving Corporation which they theretofore represented.

                2.2           Certificates Held by Cashed-Out Holders.  Until presented to the Surviving Corporation, certificates which theretofore represented Monarch Shares held by a Cashed-Out Holder shall evidence only the right to receive the Cash Merger Consideration as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented Monarch Shares held by a Cashed-Out Holder, Cash Merger Consideration shall be paid in an amount which such Cashed-Out Holder shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any Cash Merger Consideration distributable pursuant to this Merger Agreement.

                2.3           Merger Co. Certificates.  Until presented to the Surviving Corporation, certificates which theretofore represented Merger Co. Shares shall evidence only the right to receive the cash as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented Merger Co. Shares, cash shall be paid in an amount which such holder of Merger Co. Shares shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

ARTICLE III
GENERAL PROVISIONS

                3.1           Termination.  Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of Monarch, at any time prior to the filing of the Articles of Merger with the Department, may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the stockholders of Monarch or the stockholders of Merger Co. shall fail to approve the Merger and the Merger Agreement; or (ii) any regulatory or other agency (if any) which must approve the Merger shall not have approved the Merger prior to December 31, 2007. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

                3.2           Amendment. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards

4

of Directors, at any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Merger Co. or Monarch; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective stockholders of Merger Co. or Monarch, there may not be, without further approval of such stockholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Co. Shares or the Holders of Monarch Shares hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                3.3           Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                3.4           Governing Law.  This Merger Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the Maryland without regard to any applicable conflicts of law.

                IN WITNESS WHEREOF, Merger Co. and Monarch have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

Monarch Merger Corp.		Monarch Community Bancorp, Inc.

By:	/s/ Donald L. Denney	By:	/s/ Donald L. Denney

	Donald L. Denney		Donald L. Denney

Title:	President	Title:	President and Chief Executive Officer
5

APPENDIX B Fairness Opinion
49

April 17, 2007

Board of Directors
Monarch Community Bancorp, Inc.
375 N. Willowbrook Rd.
Coldwater, Michigan 49036

Members of the Board of Directors:

Monarch Community Bancorp, Inc. (“Monarch” or the “Company”) has requested that Donnelly Penman & Partners (“Donnelly Penman”) render its opinion (the “Opinion”) as to whether the cash consideration of $13.50 to be received by certain shareholders in a “going private” transaction (the “Transaction”), is fair, from a financial point of view, to the shareholders of the Company. As a result of the going private transaction, it is anticipated that the number of stockholders of the Company will be reduced to fewer than 300, as required for termination of registration. The reduction in the number of stockholders will be executed through a merger of a newly-formed Maryland corporation  (“Monarch Merger Corp.”), with and into Monarch, on terms set forth in the merger agreement (the “Merger Agreement”).

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or the Company’s existing holders of common stock.

Donnelly Penman is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of December 22, 2006 (the “Engagement Letter”).

In connection with our preparation of our Opinion herein, we have, among other things:

•	Reviewed the recent history and nature of the Company;

•	Reviewed current banking industry conditions and trends;

•	Considered the earnings capacity of the Company;

•	Considered the dividend-paying capacity of the Company;

•	Reviewed the audited financial statements for the years ended December 31, 2003 through December 31, 2006;

•	Reviewed the Strategic Plan for years 2007 - 2010, as prepared by management of the Company in

17160 KERCHEVAL AVENUE • GROSSE POINTE, MI 48230-1661 313-446-9900 • FAX 313-446-9955 • WWW.DONNELLYPENMAN.COM MEMBER NASD/SIPC

The Board of Directors Monarch Community Bancorp, Inc. April 17, 2007 Page 2 of 3

•	Reviewed the Strategic Plan for years 2007 - 2010, as prepared by management of the Company in November 2006;

•	Reviewed the 2007 financial statement projection as prepared by management;

•	Reviewed transactions involving the sale of stock of the Company over the calendar years 2006 and through April 17, 2007;

•	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

•	Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

•	Prepared a discounted cash flow analysis of the Company based on the projections provided by management of the Company; and

•	Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we, with the consent of the Company, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company. Additionally, we relied, without independent investigation, upon the accuracy and completeness of all publicly available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided by or available to the Company incomplete or misleading in any respect. With respect to the financial forecast information reviewed and discussed with us by the Company, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Company as to the expected future financial performance of the Company.

No limitations were imposed by the Company on Donnelly Penman on the scope of Donnelly Penman’s investigation or the procedures to be followed by Donnelly Penman in rendering this opinion.

Donnelly Penman did not make any independent evaluation, valuation or appraisal of the assets or liabilities of the Company. Donnelly Penman has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the aggregate allowances for credit losses for the Company are adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such written request. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

The Board of Directors
Monarch Community Bancorp, Inc.
April 17, 2007

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, as well as other factors that could affect the public trading markets of the Company or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in proxy materials to be issued pursuant to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of the Company following the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of April 17, 2007, the cash consideration of $13.50 per share to be received by the Company shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ Donnelly Penman & Partners

Donnelly Penman & Partners

PRELIMINARY COPIES

Monarch Community Bancorp, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS _______________________ AND __________________________ , JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT MONARCH COMMUNITY BANCORP, INC.’S MAIN OFFICE AT 375 NORTH WILLOWBROOK ROAD, COLDWATER, MICHIGAN AT _____ [A.M./P.M.] ON ______, 2007  AND ANY ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING MATTERS:

                1.  To approve an Agreement and Plan of Merger, dated as of February 15, 2007 (the “merger agreement”) by and between Monarch Merger Co. and Monarch Community Bancorp, Inc. providing for the merger of Monarch Merger Co. with and into Monarch Community Bancorp, Inc. upon the terms and conditions set forth in the merger agreement as described in the proxy statement of Monarch Community Bancorp, Inc. dated ______ , 2007.

                       FOR                                           AGAINST                                           ABSTAIN

                2.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Note:  Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.

_________________________________	_____________________________, 2007
Signature	Date

_________________________________	_____________________________, 2007
Signature if Held Jointly	Date